Kabani & Company, Inc.
Certified Public Accountants
6033 W Century Blvd # 810
Los Angeles, CA 90045-6428
Tel: (310) 568-1625
www.kabanico.com

Exhibit 16.1

September 12, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: PHI GROUP, INC. -- SEC File No. 2-78335-NY

Ladies and Gentlemen:

We have read the statements of PHI GROUP, INC. in Item 4.01 on Form 8-K to be filed on or about
September 12, 2011 and are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Kabani & Company , Inc.

Kabani & Company, Inc.
Certified Public Accountants